Exhibit 99.1
CONTACTS:

Onstream Media:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-226-4379	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation to Report Fiscal 2010 Second Quarter Financial Results on May 17

Management to Discuss Financial Results During 4:30 p.m. ET Conference Call on May 18

POMPANO BEACH, Fla., May 11, 2010 -- Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today announced that its management will conduct a conference call at 4:30 p.m. ET on Tuesday, May 18, 2010, to discuss its fiscal 2010 second quarter financial results for the period ended March 31, 2010. The Company anticipates releasing financial results and filing its Form 10-Q after the close of trading on Monday, May 17, 2010.

During this conference call, Mr. Randy Selman, President and Chief Executive Officer of Onstream Media Corporation and the Company's CFO, Mr. Robert Tomlinson, will discuss the Company's financial results as well as provide an outlook for the remainder of fiscal 2010. Management discussion will be followed by an open Q&A session.

Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=68852 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=68852.

About Onstream Media

Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides intelligent delivery and syndication of video advertising, streaming video, mobile streaming and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user-generated content in combination with social networks and online video classifieds, utilizing Onstream Media's patent-pending Auction Video™ technology. The company’s MarketPlace365™ solution enables publishers, associations, trade show promoters and entrepreneurs to rapidly and cost effectively self-deploy their own profitable, online virtual marketplaces.  In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Bonnier Corporation, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, eBay and Qwest. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

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